Exhibit 99.1

VIRGIN MEDIA — FULL YEAR AND FOURTH QUARTER 2010 RESULTS

STRONG QUARTER ENDS RECORD FINANCIAL YEAR

London, England, February 17, 2011 — Virgin Media Inc. (NASDAQ: VMED; LSE: VMED) announces results as at and for the year and quarter ended December 31, 2010(1).

Revenue growth and cost control deliver best ever financial year

•                              Revenue growth across all areas; total up 5.8% to £3,876m

•                  Quarterly revenue exceeds £1bn, up 6.6%

•                              OCF(2) up 12.0% to £1,510m

•                  Quarterly OCF exceeds £400m, up 9.9% to £404m

•                              Annual operating income up 144% to £322m

•                  Q4 operating income up 9.2% to £71m;

•                              FCF(3) up 24.2% to £412m

•                  Net cash provided by operating activities in 2010 up 16.1% to £1,038m

Operational performance driven by sustained ARPU and customer increases

•                              Q4 cable ARPU up 4.9% to a record £47.51

•                              Cable customers up 1.6% in year with 76,600 net additions(4) to 4.8m

•                  17,100 net additions(4) in Q4

•                              Mobile contract customers up 27.5% in year to 1.2m

•                              Triple-play penetration increased to 63.0% and quad-play penetration increased to 11.8%

Neil Berkett, Chief Executive Officer of Virgin Media, said: “A strong financial performance combined with the launch of a number of market leading product developments ensured 2010 was a year of great achievement for Virgin Media. We have driven our consumer division to its highest ever rate of revenue growth, maintained robust cost control and delivered our best ever financial year.  The significant strides forward in our Mobile and Business operations contributed to this substantial result.

“In the year ahead our new TV service, powered by TiVo, will provide a real step change in home entertainment as customers benefit from the unique power of the Virgin Media network. Together with the rollout of our ultrafast 100Mb broadband, across our growing cable infrastructure, we will further accelerate our lead in next generation services and meet the ever growing demand for greater connectivity.  Our relentless focus on the customer, combined with our powerful brand ideals, will ensure we deliver a truly Virgin experience in and out of the home.”

(1) Comparisons of financial and operating statistics are to the full year of 2009, unless otherwise stated.

(2) OCF is operating income before depreciation, amortization, goodwill and intangible asset impairments and restructuring and other charges and the most directly comparable GAAP measure is operating income.  OCF is a non-GAAP financial measure. Please see Appendix F for a reconciliation of non-GAAP financial measures to their nearest GAAP equivalents.

(3) Free Cash Flow, or FCF,  is OCF reduced by purchase of fixed and intangible assets, as reported in our statements of cash flows, and net interest expense, as reported in our statements of operations, and the most directly comparable GAAP measure is net cash provided by operating activities. FCF is a non-GAAP financial measure. Please see Appendix F for a reconciliation of non-GAAP financial measures to their nearest GAAP equivalents.

(4) During the second half of the year, we aligned our reporting of disconnects to our operational process. See Appendix C1 for further details of our gross customer additions and disconnections

Contacts

Investor Relations:

Richard Williams:	+44 (0) 20 7299 5479 / richard.williams@virginmedia.co.uk
Vani Bassi:	+44 (0) 20 7299 5353 / vani.bassi@virginmedia.co.uk
Reuben Wheeler:	+44 (0)7891 588861 / reuben.wheeler@virginmedia.co.uk

Media:
Gareth Mead:	+44 (0) 20 7299 5703 / gareth.mead@virginmedia.co.uk

Tavistock
Lulu Bridges:	+44 (0) 20 7920 3150 / lbridges@tavistock.co.uk

Conference call details

There will be a presentation today for analysts and investors in London at 1pm UK time / 8am ET.  This will be accompanied by a live webcast and conference call which can be accessed live on the Company’s website, www.virginmedia.com/investors. For details of the presentation please contact Lulu Bridges, Tavistock Communications on +44 (0)20 7920 3150. Analysts and investors can dial in to the presentation by calling +1 212 444 0413 in the United States or +44 (0) 20 7806 1955 outside of the US, passcode 7367947# for all participants. The teleconference replay will be available approximately two hours after the end of the call until midnight on Wednesday, February 23, 2011. The dial-in replay number for the US is: +1 347 366 9565 and the international dial-in replay number is: +44 (0)20 7111 1244 passcode: 7367947#.

Forward-looking statements

This release contains certain forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Please refer below to “Safe Harbor Statement under the U.S. Private Securities Litigation Reform Act of 1995” for a more detailed discussion regarding these forward-looking statements.

Adjusted Financial Statements

The financial statements for prior periods have been adjusted to reflect the disposal of VMtv on July 12, 2010. The results of our former Content segment are treated as discontinued operations.

SUMMARY FINANCIAL RESULTS

	Q4 2010	Q4 2009	2010	2009
	£m	£m	£m	£m
		(Adjusted)		(Adjusted)
Revenue
Cable	682.8	640.1	2,641.8	2,488.5
Mobile	148.3	139.0	560.0	535.9
Non-cable	20.7	17.0	77.2	58.7
Consumer segment - Total	851.8	796.1	3,279.0	3,083.1
Business segment	152.0	145.2	596.8	580.8
Total Revenue	1,003.8	941.3	3,875.8	3,663.9

OCF (1)	403.6	367.1	1,510.2	1,348.9

Operating income	71.0	65.0	321.9	132.0

FCF (1)	138.1	87.4	412.3	332.0

Net cash provided by operating activities	265.3	239.8	1,037.6	893.5

CONSUMER OPERATIONS STATISTICS

	Q4 2010	Q4 2009	2010	2009
	‘000s	‘000s	‘000s	‘000s

Cable customers (2)	4,800.1	4,723.5	4,800.1	4,723.5
Non-cable customers	276.7	267.2	276.7	267.2

Consumer products
Broadband
Cable	4,011.1	3,837.8	4,011.1	3,837.8
Non-cable	275.9	265.7	275.9	265.7
	4,287.0	4,103.5	4,287.0	4,103.5

Television	3,778.8	3,693.9	3,778.8	3,693.9

Telephone
Cable	4,161.7	4,146.6	4,161.7	4,146.6
Non-cable	169.6	139.8	169.6	139.8
	4,331.3	4,286.4	4,331.3	4,286.4

Mobile - contract (3)	1,210.8	949.7	1,210.8	949.7

Total Consumer products	13,607.9	13,033.5	13,607.9	13,033.5

Cable customer net adds	17.1	28.6	76.6	17.6
Non-cable customer net adds	2.7	12.0	9.5	15.3
	19.8	40.6	86.1	32.9
Net Consumer product adds
Broadband
Cable	41.3	63.6	173.3	155.0
Non-cable	2.8	12.5	10.2	13.8
	44.1	76.1	183.5	168.8

Television	12.1	34.2	84.9	122.0

Telephone
Cable	0.7	26.6	15.1	47.4
Non-cable	8.4	14.9	29.8	34.3
	9.1	41.5	44.9	81.7

Mobile - contract (3)	56.1	77.1	261.1	300.3

Total Net Consumer product adds in period	121.4	228.9	574.4	672.8

Cable ARPU (4)	£47.51	£45.28	£46.21	£44.10

Mobile ARPU (4)	£15.16	£14.00	£14.55	£13.24

Notes

(1) OCF and FCF are non-GAAP financial measures.  See Appendix F for a reconciliation of our non-GAAP financial measures to their nearest GAAP equivalents.

(2) The operating statistics relating to prepay mobile are included within Mobile Operation Statistics, as described elsewhere in this earnings release.

(3) See Appendices C2 and C4 for definitions of Cable and Mobile ARPU respectively.

OVERVIEW

Delivering strong financial performance throughout 2010

2010 was a year of improved revenue for every area of our business, leading to 5.8% growth in total revenue to £3,876m. Strong cost control was reflected in an expanded gross margin and SG&A growth of just 0.5%. This resulted in OCF(1) increasing by 12.0% to £1,510m. Operating income increased 144% to £322m.

Free Cash Flow(1) increased by 24.2% to £412m. Net cash provided by operating activities was up 16.1% to £1,038m.

(1)OCF and Free Cash Flow are non-GAAP financial measures. See Appendix F for reconciliations of non-GAAP financial measures to their nearest GAAP equivalents.

Driving cable growth

The combination of a 4.9% increase in customer spend (ARPU) and a 1.6% uplift in the number of customers drove 6.7% cable revenue growth in the fourth quarter. ARPU hit an all time high of £47.51. Cable customer net additions for the full year were 76,600, up from 17,600 for 2009. Cable net customer additions in the fourth quarter were 17,100.

Over the course of 2010 we have invested in the expansion of our unique digital cable infrastructure to reach a further 177,000 homes in addition to the 110,000 added in 2009. We continue to investigate innovative and cost effective means to meet the demand for ultrafast broadband and next generation services beyond our network for the first time.

Leading the superfast broadband revolution

Appetite for greater connectivity clearly continues to grow as we passed 4m cable broadband customers for the first time and saw a 40% year-on-year increase in the number of households paying for speeds of 20Mb or higher. The proportion of new customers subscribing to these faster speeds at sign-up was 32% in the fourth quarter - twice that at the end of 2009. Over 780,000 customers now subscribe to these higher tiers which together represent 20% of our cable broadband base.

This demand is being driven by the explosion in data consumption, caused by the burgeoning number of connected devices in the home and the increase in watching bandwidth-heavy video online. We now carry over half a terabit of data per second during busy periods. At that rate it is possible to download 62 copies of the entire Encyclopedia Britannica every second.

We now have over 118,000 customers on our 50Mb tier, nearly three times as many as a year ago and a 29% increase on the third quarter. This was the fastest widely available broadband connection in the UK until the launch of our 100Mb tier right at the end of 2010. We started the rollout of this new service, capable of delivering speeds that are almost twenty times the national average, in December and it will be enabled across the network throughout 2011 and into 2012. The equipment provided with each 100Mb connection is capable of speeds of up to 400Mb as we look to ensure the longevity of our speed advantage.

In February 2011, we unveiled a new 30Mb tier in place of the existing 20Mb tier for new customers and expect existing customers to upgrade to this faster service over time. In addition, we are making good progress on our programme to upgrade upload speeds for all of our cable broadband customers to create a consistent 10:1 download to upload ratio across every tier. The total broadband base increased by 44,100 in the quarter to 4.3m customers.

Leading in next generation digital entertainment

At the end of the year we launched our leading entertainment service powered by TiVo, with its game-changing interface that brings together the best of TV, on demand and the web. This is served by our unparalleled network which ensures a superb viewing experience no matter whether in Standard Definition (SD), HD or 3D. As the service utilizes dedicated spectrum and has its own internal modem — unlike any other existing or prospective internet connected TV service in the UK — the user’s viewing choice will not come at the expense of their broadband connection, so households can watch and surf online simultaneously without interruption. This also means that customers are able to watch what they want immediately rather than waiting for time-consuming downloads.

Our existing TV service stands apart from other services that also offer hundreds of traditional SD and HD channels because of the instant access our customers have to an unparalleled library of on demand programming. During the quarter we added FIVE’s catch-up service to complete our roster of on demand players from all the UK’s terrestrial broadcasters, becoming the first and only platform to provide this.

In the four years since the formation of Virgin Media over a million more families are now regularly enjoying on demand TV, with reach increasing to 64% of our TV customers in Q4. Collectively they watched nearly 900m shows during 2010, an increase of more than 10% over the previous year. Average monthly views in Q4 were 87m, an increase of 17% from the same period in 2009.

We have also added more content to our ground-breaking 3D on demand TV service as it has become available. Customers can enjoy a variety of 3D films, such as ‘Despicable Me’ and ‘The Hole’, and 3D documentaries and animations. We continue to work with content creators to source the best programming.

We grew our TV base by 12,100 customers in the quarter to a total of 3.8m. Of these customers, 39%, or 1.48m, are able to experience HD after we added a further 91,900 HD customers in the quarter.

Exploiting Mobile growth opportunity

One of our key strategic aims is to cross-sell more mobile services into our cable customer base as we believe this favourably impacts churn and life-time value. As at the year-end, we had approximately 535,600 cable households with one or more mobile contracts, which is up 19% on a year ago. We also estimate we have a further 185,700 cable households with at least one prepay phone. Collectively, this represents 15% of our cable base that take at least one mobile service from us, meaning that there is a significant growth opportunity to cross-sell to the remaining 85%. Quad-play penetration, where a household takes all three cable products and a mobile phone service, increased to around 11.8%, compared to 10.6% a year ago. The ARPU of these quad-play customers is estimated to be over £80, significantly higher than the £47.51 average cable ARPU.

Mobile revenues were up 4.5% in the year and 6.7% for the quarter, as compared to the fourth quarter of last year, as we continued to focus on growing our contract subscriber base, which increased by 27% in the year, to a total of 1.2m. Mobile ARPU for the quarter increased by 8.3%, as a result of the improved proportion of higher ARPU contract customers.

Growing Business Data

One year ago we relaunched our Business division as Virgin Media Business with a strategy to increase market share by focusing on growth in business data and leveraging our unique asset — a fibre optic network that passes close to 85% of all UK businesses. Revenues increased 2.8% for the year with the impact of the change increasingly seen over time as fourth quarter revenue was up 4.7% year-on-year, predominately as result of continued strong improvement in data revenues.

At a time when the public sector is looking to rationalise costs, our advantage particularly comes into its own as demonstrated by our success, in January 2011 in being selected by the London Grid for Learning, a consortium of all 33 London local authorities, to power a new public sector network that will transform the delivery of public services in and around London. Key data contracts signed during the quarter included Hampshire County Council, to supply connectivity to local schools, Talk Talk and Knight Frank, the global residential and commercial property consultancy. Business data remains a key growth opportunity for us in 2011.

Capital Return Programme Update(1)

In our Q2 2010 financial results we announced an initial £700m Capital Return programme and a target leverage ratio of approximately 3.0x Net Debt to OCF over the next two to three years. So far, we have repurchased approximately 11.6m shares at a cost of £162m. We retain the authority for a further £213m of buybacks until August 2011.

The continuing efforts to provide us with the most flexible capital structure possible and our success in growing the business has meant our Net Debt to OCF has fallen from 3.8x at the end of 2009 to 3.4x.

During the quarter, we also executed conversion hedges to effectively increase the strike price on 90% of our Convertible Senior Notes due 2016 from $19.22 to $35 for a cost of approximately £205m. The hedges are intended to reduce the potential dilution associated with the notes. The conversion hedges do not change the terms of the notes from a noteholder perspective, and do not alter the conversion date of November 15, 2016.

(1) OCF, Net debt, and Net debt to OCF are non-GAAP financial measure. See Appendix F for reconciliations of non-GAAP financial measures to their nearest GAAP equivalents.

RESULTS FOR THE THREE MONTHS ENDED DECEMBER 31, 2010

Note: Unless otherwise stated, all comparisons of financial and operating statistics are to the fourth quarter of 2009.

TOTAL REVENUE

Total revenue in the fourth quarter was up 6.6% to £1,003.8m due to growth in cable, mobile, business and non-cable.

CONSUMER SEGMENT

Cable

Cable revenue in the fourth quarter was up 6.7% at £682.8m reflecting 4.9% growth in cable ARPU to £47.51 and 1.6% growth in the cable customer base. Consumer fixed line telephony usage was higher than expected in the fourth quarter due to heavy snow which meant more customers stayed at home than usual and made fixed line calls. This partly contributed to the ARPU improvement.

Gross cable customer additions in the fourth quarter were up 4.0% to 206,600. Average monthly churn increased from 1.2% to 1.3%. The overall cable customer base increased to 4.8m, with net additions of 17,100 for the quarter which compares to 28,600 a year ago.

Mobile

Mobile revenue in the quarter was £148.3m, up 6.7%, reflecting ARPU growth driven by the increased number of contract customers.

Contract net additions for the quarter were 56,100 and at the quarter-end we had 1,210,800 contract subscribers representing 39% of total mobile products and growth of 27% in contract subscribers during the year.

The number of prepay net disconnections in the quarter was 54,200 compared to 98,300 in the same quarter last year. The loss of prepay subscribers reflects the competitive market and our strategy of focusing on contract due to the higher churn, low tariffs and lower overall lifetime value of prepay customers.

Non-cable

Non-cable revenue in the quarter was up 21.8% at £20.7m due to the growth in telephony line rental revenue, following our launch of wholesale line rental in the second half of 2009.

BUSINESS SEGMENT

Business revenue in the quarter was £152.0m, up 4.7%, mainly due to strong growth in data and wholesale revenues. Retail data revenue was up 9.3% to £62.4m, reflecting our successful strategy of focusing on higher margin data revenue and increasing demand for our data products. Wholesale revenue was up

15.2% at £43.3m mainly due to increased traffic across our existing customer base. Retail voice revenue was down 5.7% to £39.7m as a result of declining telephony usage and pricing. Local Area Network (“LAN”) Solutions revenue was down 23.5% at £6.5m due to reduced equipment sales and project revenues.

OPERATING COSTS AND SELLING, GENERAL AND ADMINISTRATIVE EXPENSES (SG&A)

Operating costs (exclusive of depreciation and amortization) were £408.5m in the quarter, up 7.6% compared to total revenue growth of 6.6%. Consequently, total gross margin percentage(1) in the quarter declined slightly to 59.3% from 59.7%. Gross margin percentage for the full year was 59.4%, up 1.1 percentage points on 2009.

SG&A fell 1.5% to £191.7m in the quarter, mainly due to lower facilities costs being partially offset by increases in other areas. SG&A for the full year of £790.6m was up just 0.5% reflecting strong cost control.

(1) Total gross margin percentage is defined as total revenue less total operating costs, divided by total revenue.

OPERATING INCOME BEFORE DEPRECIATION, AMORTIZATION, GOODWILL AND INTANGIBLE ASSET IMPAIRMENTS AND RESTRUCTURING AND OTHER CHARGES (OCF)

OCF(2) increased to £403.6m in the quarter, up 9.9% mainly due to the growth in revenue. As a result, OCF margin(2) (OCF as a percentage of revenue) improved to 40.2% from 39.0%. OCF for the full year was up 12.0% to £1,510.2m with OCF margin at 39.0%, up from 36.8%.

(2) OCF and OCF margin are non-GAAP financial measures. See Appendix F for reconciliations of non-GAAP financial measures to their nearest GAAP equivalents.

OPERATING INCOME

Operating income in the quarter was £71.0m, up 9.2% mainly due to increased revenue and lower amortization, partially offset by higher operating costs, depreciation and restructuring and other charges. Operating income as a percentage of revenue was 7.1%, up from 6.9% .

Restructuring and other charges of £41.6m were incurred during the quarter compared to £9.8m in the same quarter last year. The charge in the quarter related principally to the payments made to exit long-term property leases for our main London office in Great Portland Street. This was part of the three-year cost saving programme we announced in November 2008.

Depreciation expense was up 11.6% at £254.3m primarily as a result of increases in depreciation in respect of new fixed assets, partially offset by fixed assets becoming fully depreciated. Amortization expense was £36.7m, down 38.6% mainly due to the cessation of amortization of certain intangible assets that became fully amortized in the fourth quarter of 2009.

UKTV JOINT VENTURE

Virgin Media owns 50% of the companies that comprise UKTV, a group of joint ventures formed with BBC Worldwide. UKTV produces a portfolio of television channels based on the BBC’s programme library and other acquired programming which are carried on Virgin Media’s cable platform and also on satellite. Some channels are also available on Freeview.

Virgin Media accounts for its interest in UKTV under the equity method and recognized a share of UKTV’s net income of £2.6m in the quarter and £22.8m for the year-to-date. UKTV’s financial results are not consolidated in Virgin Media’s revenue, operating income or OCF. Virgin Media’s investment in UKTV is carried on the balance sheet at December 31, 2010 at £359m, which includes loans to fund its operations totaling £120m.

Virgin Media received £8.7m from UKTV in the form of net loan capital repayments during the year. However, the loan increased by £7.7m during the quarter. Virgin Media also received cash payments from UKTV in the quarter totaling £1.9m, and £25.7m in the year, which consisted of dividends, interest payments and payments for consortium tax relief.

NET INCOME FROM CONTINUING OPERATIONS

Net income from continuing operations for the quarter was £35.0m compared to a loss of £89.0m in the fourth quarter of 2009. The improvement was mainly due to higher operating income, lower loss on extinguishment of debt and increased income tax benefit. Income tax benefit increased mainly because, we concluded during 2010 that it was more likely than not that we would be able to utilize certain net operating loss carry forwards prior to their expiration, which will occur between 2020 and 2030, to reduce future U.S. federal income tax liabilities. Accordingly, we reduced the previously established valuation allowance on these net operating loss carry forwards to nil and recorded a federal deferred income tax benefit of £79.8 million.

CAPITAL EXPENDITURE

Fixed asset additions (accrual basis)(3) in the quarter were down 29.8% at £141.3m mainly due to lower spend on consumer premise equipment, scaleable infrastructure and support capital. The total purchase of fixed assets and intangible assets was down 3.3%.

For the full year, fixed asset additions (accrual basis)(3) were up 4.3% at £679.2m mainly due to increased spend on commercial and consumer premise equipment. The total purchase of fixed assets and intangible assets was up 10.6% at £628.4m, representing 16.2% of revenue. The increase was mainly due to the 4.3% increase in fixed asset additions (accrual basis) above in addition to the impact of timing of payments to suppliers.

(3) Fixed asset additions (accrual basis) is a non-GAAP financial measure. See Appendix F for reconciliations of non-GAAP financial measures to their nearest GAAP equivalents.

FREE CASH FLOW

Free Cash Flow(4) for the quarter was up 58.0% to £138.1m mainly due to higher OCF and lower total purchase of fixed assets and intangible assets. Net cash provided by operating activities was up 10.6% at £265.3m.

For the full year, Free Cash Flow was up 24.2% to £412.3m as increased OCF was partially offset by increased total purchase of fixed assets and intangible assets and increased net interest expense. Net cash provided by operating activities was up 16.1% at £1,037.6m.

(4) Free Cash Flow is a non-GAAP financial measure. See Appendix F for reconciliations of non-GAAP financial measures to their nearest GAAP equivalents.

DEBT

As of December 31, 2010, long term debt, net of £222m current portion, was £5,798m. Total debt consisted of £1,675m outstanding under our Senior Credit Facility, £2,068m of Senior Notes, £1,495m of Senior Secured Notes, £535m of Convertible Senior Notes and £247m of capital leases and other indebtedness. Cash and cash equivalents were £480m. Net debt(5) was therefore £5,541m.

Interest expense in the fourth quarter was £118.7m, down 4.1% due to a lower level of debt paying interest at fixed rates. Full year interest expense was £477.8m, up 5.0% mainly as a result of higher interest rates following refinancing activity that took place in 2009 and early 2010.

(5) Net debt is a non-GAAP financial measure. See Appendix F for reconciliations of non-GAAP financial measures to their nearest GAAP equivalents.

Bank amendment

On February 15, 2011, we received approval from our lenders to amend our Senior Credit Facilities agreement to increase the Company’s operational flexibility and provide additional options in accessing the capital markets, whilst continuing to underscore a commitment to financial discipline. The amendments do not affect the Company’s capital return programme announced in July 2010.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995

Various statements contained in this document constitute “forward-looking statements” as that term is defined under the Private Securities Litigation Reform Act of 1995. Words like “believe,” “anticipate,” “should,” “intend,” “plan,” “will,” “expects,” “estimates,” “projects,” “positioned,” “strategy,” and similar expressions identify these forward-looking statements, which involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements or industry results to be materially different from those contemplated, projected, forecasted, estimated or budgeted, whether expressed or implied, by these forward-looking statements. These factors, among others, include:

•                  the ability to compete with a range of other communications and content providers;

•                  the effect of technological changes on our businesses;

•                  the ability to maintain and upgrade our networks in a cost-effective and timely manner;

•                  possible losses of revenues or customers due to systems failures;

•                  the ability to control unauthorized access to our network;

•                  our reliance on third-party suppliers and contractors to provide necessary hardware, software or operational support;

•                  the continued right to use the Virgin name and logo;

•                  the ability to manage customer churn;

•                  general economic conditions;

•                  the ability to provide attractive programming at a reasonable cost;

•                  the ability to implement our restructuring plan successfully and realize the anticipated benefits;

•                  currency and interest rate fluctuations;

•                  the ability to fund debt service obligations and refinance our debt obligations;

•                  the ability to obtain additional financing in the future;

•                  the ability to comply with restrictive covenants in our indebtedness agreements; and

•                  the decline in our fixed line telephony business

These and other factors are discussed in more detail under “Risk Factors” and elsewhere in our annual report on Form 10-K for the year ended December 31, 2009, or the 2009 Annual Report, as filed with the U.S. Securities and Exchange Commission, or SEC, on February 26, 2010. We assume no obligation to update our forward-looking statements to reflect actual results, changes in assumptions or changes in factors affecting these statements

Non-GAAP Financial Measures

We use non-GAAP financial measures with a view to providing investors with a better understanding of the operating results and underlying trends to measure past and future performance and liquidity. We evaluate operating performance and liquidity based on several non-GAAP financial measures, including (i) operating income before depreciation, amortization, goodwill and intangible asset impairments and restructuring and other charges (OCF), (ii) Free Cash Flow (FCF), (iii) fixed asset additions (accrual basis), and (iv) Net Debt, as we believe these are important measures of the operational strength of our business and our liquidity.

OCF is most directly comparable to the GAAP financial measure operating income. FCF is most directly comparable to the GAAP financial measure net cash provided by operating activities. Fixed asset additions (accrual basis) is most directly comparable to the GAAP financial measure purchase of fixed and intangible assets, as reported in our statements of cash flows.  Net Debt is most directly comparable to the GAAP financial measure long term debt (net of current portion). Since these non-GAAP financial measures are not calculated in accordance with GAAP, they should not be considered as substitutes for operating income (loss), net cash provided by operating activities, purchase of fixed and intangible assets and long term debt (net of current portion), respectively.

Please see Appendix F for a discussion of our use of non-GAAP financial measures and reconciliations to their nearest GAAP equivalents.

Appendices:

A)	Financial Statements
• Condensed Consolidated Statement of Operations
• Condensed Consolidated Balance Sheets
• Condensed Consolidated Statement of Cash Flows
• Quarterly Condensed Consolidated Statement of Operations
• Additional Quarterly Condensed Consolidated Statement Cash Flow Information
B1)	Quarterly Segment Revenue and Contribution, OCF and Operating Income
B2)	Quarterly Costs and Expenses
C1)	Consumer Operations Statistics
C2)	Cable Operations Statistics
C3)	Non-Cable Operations Statistics
C4)	Mobile Operations Statistics
D)	Free Cash Flow Calculation (FCF)
E)	Fixed Asset Additions (Accrual Basis)
F)	Use of Non-GAAP Financial Measures and Reconciliations to GAAP

A) FINANCIAL STATEMENTS

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in £ millions, except per share data) (unaudited)

	Three months ended		Year ended
	December 31,		December 31,
	2010	2009	2010	2009
		(Adjusted)		(Adjusted)

Revenue	£1,003.8	£941.3	£3,875.8	£3,663.9

Costs and expenses
Operating costs (exclusive of depreciation shown separately below)	408.5	379.6	1,575.0	1,528.7
Selling, general and administrative expenses	191.7	194.6	790.6	786.3
Restructuring and other charges	41.6	9.8	53.0	40.4
Depreciation	254.3	227.8	987.7	928.7
Amortization	36.7	59.8	147.6	243.1
Goodwill and Intangible asset impairments	—	4.7	—	4.7
	932.8	876.3	3,553.9	3,531.9
Operating income	71.0	65.0	321.9	132.0

Other income (expense)
Interest expense	(118.7)	(123.8)	(477.8)	(455.1)
Loss on extinguishment of debt	—	(37.8)	(70.0)	(54.5)
Share of income from equity investments	2.6	6.9	24.0	14.1
Loss on derivative instruments	(12.7)	(10.4)	(65.6)	(114.5)
Foreign currency (loss) gain	(0.2)	11.4	(34.1)	119.0
Interest income and other, net	3.6	(0.4)	8.3	6.2
Loss from continuing operations before income taxes	(54.4)	(89.1)	(293.3)	(352.8)
Income tax benefit	89.4	0.1	124.1	2.5
Income (loss) from continuing operations	35.0	(89.0)	(169.2)	(350.3)
Discontinued operations
Gain on disposal, net of tax	4.8	—	19.2	—
(Loss) income from discontinued operations, net of tax	(2.7)	(5.4)	8.6	(7.5)
Income (loss) on discontinued operations, net of tax	2.1	(5.4)	27.8	(7.5)
Net income (loss)	£37.1	£(94.4)	£(141.4)	£(357.8)

Basic and diluted gain (loss) from continuing operations per share	£0.11	£(0.27)	£(0.52)	£(1.07)

Basic and diluted gain (loss) from discontinued operations per share	£0.01	£(0.02)	£0.08	£(0.02)

Basic and diluted net gain (loss) per share	£0.11	£(0.29)	£(0.43)	£(1.09)

Dividends per share (in U.S. Dollars)	$0.04	$0.04	$0.16	$0.16

CONDENSED CONSOLIDATED BALANCE SHEETS

(in £ millions, except par value) (unaudited)

	December 31,	December 31,
	2010	2009
		(Adjusted)
Assets
Current assets
Cash and cash equivalents	£479.5	£430.5
Restricted cash	2.2	6.0
Accounts receivable - trade, less allowances for doubtful accounts of £6.4 (2010) and £9.0 (2009)	431.2	403.1
Inventory for resale	26.4	12.9
Derivative financial instruments	0.8	2.2
Prepaid expenses and other current assets	89.0	95.0
Current assets held for sale	—	152.8
Total current assets	1,029.1	1,102.5
Fixed assets, net	4,763.1	5,045.8
Goodwill and other indefinite-lived assets	2,017.5	2,017.8
Intangible assets, net	118.4	265.9
Equity investments	359.2	359.9
Derivative financial instruments	394.6	235.1
Deferred financing costs, net of accumulated amortization of £23.8 (2010) and £136.1 (2009)	98.6	112.2
Other assets	52.7	50.8
Total assets	£8,833.2	£9,190.0

Liabilities and shareholders’ equity
Current liabilities
Accounts payable	£295.9	£312.5
Accrued expenses and other current liabilities	391.5	404.4
Derivative financial instruments	13.3	17.8
Restructuring liabilities	57.6	57.3
VAT and employee taxes payable	88.6	67.0
Interest payable	126.5	126.6
Deferred revenue	301.7	282.8
Current portion of long term debt	222.1	41.2
Current liabilities held for sale	—	83.8
Total current liabilities	1,497.2	1,393.4
Long term debt, net of current portion	5,798.3	5,933.5
Derivative financial instruments	62.0	106.8
Deferred revenue and other long term liabilities	207.9	182.0
Deferred income taxes	3.2	83.0
Total liabilities	7,568.6	7,698.7

Commitments and contingent liabilities

Shareholders’ equity
Common stock - $0.01 par value; authorized 1,000.0 (2010 and 2009) shares; issued and outstanding 322.0 (2010) and 330.8 (2009) shares	1.8	1.8
Additional paid-in capital	4,375.2	4,483.2
Accumulated other comprehensive income	86.5	22.5
Accumulated deficit	(3,198.9)	(3,016.2)
Total shareholders’ equity	1,264.6	1,491.3
Total liabilities and shareholders’ equity	£8,833.2	£9,190.0

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in £ millions) (unaudited)

	Year ended December 31,
	2010	2009
		(Adjusted)

Operating activities:
Net loss	£(141.4)	£(357.8)
(Income) loss from discontinued operations	(27.8)	7.5
Loss from continuing operations	(169.2)	(350.3)

Adjustments to reconcile loss from continuing operations to net cash provided by operating activities:
Depreciation and amortization	1,135.3	1,171.8
Goodwill and intangible asset impairments	—	4.7
Non-cash interest	19.5	17.3
Non-cash compensation	29.4	19.4
Loss on extinguishment of debt	70.1	53.6
Income from equity accounted investments, net of dividends received	(9.3)	(12.4)
Unrealized losses on derivative instruments	133.8	133.4
Foreign currency gains	(89.3)	(158.8)
Income taxes	(101.1)	2.8
Amortization of original issue discount and deferred finance costs	20.6	34.0
Other	0.5	1.2
Changes in operating assets and liabilities, net of effect from business disposals:
Accounts receivable	(28.4)	27.5
Inventory	(13.5)	(0.3)
Prepaid expenses and other current assets	6.3	(2.7)
Other assets	(2.0)	(14.9)
Accounts payable	4.5	(15.0)
Deferred revenue (current)	18.9	17.8
Accrued expenses and other current liabilities	18.9	(30.1)
Deferred revenue and other long term liabilities	(7.4)	(5.5)
Net cash provided by operating activities	1,037.6	893.5

Investing activities:
Purchase of fixed and intangible assets	(628.4)	(568.0)
Proceeds from sale of fixed assets	36.0	4.2
Principal repayments on loans to equity investments	8.4	12.5
Decrease in restricted cash	3.8	—
Disposal of businesses , net	167.4	(17.5)
Other	1.4	(2.5)
Net cash used in investing activities	(411.4)	(571.3)

Financing activities:
New borrowings, net of financing fees	3,072.0	1,610.2
Repurchase of common stock	(161.5)	—
Purchase of capped call options	(205.4)	—
Proceeds from employee stock option exercises	17.0	2.5
Principal payments on long term debt, including redemption premiums, and capital leases	(3,239.8)	(1,737.4)
Dividends paid	(34.1)	(33.3)
Realized gain on derivatives	—	88.3
Net cash used in financing activities	(551.8)	(69.7)

Cash flow from discontinued operations:
Net cash used in operating activities	(30.1)	(0.8)
Net cash used in investing activities	—	(1.0)
Net cash used in discontinued operations	(30.1)	(1.8)

Effect of exchange rate changes on cash and cash equivalents	4.7	(1.8)
Increase in cash and cash equivalents	49.0	248.9
Cash and cash equivalents, beginning of year	430.5	181.6
Cash and cash equivalents, end of year	£479.5	£430.5

Supplemental disclosure of cash flow information
Cash paid during the period for interest exclusive of amounts capitalized	£438.8	£404.2
Income taxes paid	1.2	0.1

QUARTERLY CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in £ millions, except per share data) (unaudited)

	Three months ended
	December 31,	September 30,	June 30,	March 31,	December 31,
	2010	2010	2010	2010	2009
				(Adjusted)	(Adjusted)

Revenue	£1,003.8	£978.4	£964.2	£929.4	£941.3

Costs and expenses
Operating costs (exclusive of depreciation shown separately below)	408.5	395.6	394.1	376.8	379.6
Selling, general and administrative expenses	191.7	195.5	200.4	203.0	194.6
Restructuring and other charges	41.6	4.5	6.5	0.4	9.8
Depreciation	254.3	244.4	246.5	242.5	227.8
Amortization	36.7	36.7	37.1	37.1	59.8
Goodwill and intangible asset impairments	—	—	—	—	4.7
Total costs and expenses	932.8	876.7	884.6	859.8	876.3
Operating income	71.0	101.7	79.6	69.6	65.0
Other income (expense)
Interest expense	(118.7)	(118.2)	(117.6)	(123.3)	(123.8)
Loss on extinguishment of debt	—	—	(37.1)	(32.9)	(37.8)
Share of income from equity investments	2.6	6.7	7.1	7.6	6.9
Loss on derivative instruments	(12.7)	(24.7)	(7.2)	(21.0)	(10.4)
Foreign currency (losses) gains	(0.2)	43.6	(10.1)	(67.4)	11.4
Interest income and other, net	3.6	0.8	2.8	1.1	(0.4)
(Loss) income from continuing operations before income taxes	(54.4)	9.9	(82.5)	(166.3)	(89.1)
Income tax benefit	89.4	17.7	14.0	3.0	0.1
Income (loss) from continuing operations	35.0	27.6	(68.5)	(163.3)	(89.0)
Discontinued operations
Gain on disposal, net of tax	4.8	14.4	—	—	—
(Loss) income from discontinued operations, net of tax	(2.7)	(0.2)	8.6	2.9	(5.4)
Income (loss) on discontinued operations, net of tax	2.1	14.2	8.6	2.9	(5.4)
Net income (loss)	£37.1	£41.8	£(59.9)	£(160.4)	£(94.4)

Basic and diluted income (loss) from continuing operations per common share	£0.11	£0.08	£(0.21)	£(0.50)	£(0.27)
Basic and diluted income (loss) from discontinued operations per common share	£0.01	£0.04	£0.03	£0.01	£(0.02)
Basic and diluted net income (loss) per share	£0.11	£0.13	£(0.18)	£(0.49)	£(0.29)

QUARTERLY CONDENSED STATEMENTS OF CASH FLOWS

(in £ millions) (unaudited)

	Three months ended,
	December 31,	September 30,	June 30,	March 31,	December 31,
	2010	2010	2010	2010	2009
				(Adjusted)	(Adjusted)
Operating activities
Net income (loss)	£37.1	£41.8	£(59.9)	£(160.4)	£(94.4)
(Income) loss on discontinued operations	(2.1)	(14.2)	(8.6)	(2.9)	5.4
Income (loss) from continuing operations	35.0	27.6	(68.5)	(163.3)	(89.0)

Adjustments to reconcile net loss from continuing operations to net cash provided by operating activities:
Depreciation and amortization	291.0	281.1	283.7	279.5	287.6
Goodwill and intangible asset impairments	—	—	—	—	4.7
Non-cash interest	3.4	29.2	(18.7)	5.6	(26.0)
Non-cash compensation	8.0	6.2	7.9	7.3	7.4
Loss on extinguishment of debt	—	—	37.3	32.8	37.8
Income from equity accounted investments, net of dividends received	(2.5)	(0.7)	(2.0)	(4.1)	(6.9)
Unrealized losses on derivative instruments	9.3	18.3	59.7	46.5	19.4
Foreign currency (gains) losses	(1.4)	(43.4)	(78.7)	34.2	(28.1)
Income taxes	(87.2)	(3.7)	(9.6)	(0.6)	2.4
Amortization of original issue discount and deferred financing costs	5.1	5.0	5.2	5.3	8.2
Other	0.2	0.7	(0.8)	0.4	2.2
Changes in operating assets and liabilities	4.4	(0.7)	35.0	(41.4)	20.1
Net cash provided by operating activities	265.3	319.6	250.5	202.2	239.8

Investing activities
Purchase of fixed and intangible assets	(150.4)	(150.5)	(146.0)	(181.5)	(155.5)
Proceeds from the sale of fixed assets	0.2	35.2	(0.6)	1.2	1.3
Principal (drawdowns) repayments on loans to equity investments	(6.6)	2.5	11.3	1.2	3.6
Decrease in restricted cash	2.4	0.9	0.5	—	—
Disposal of businesses , net	7.4	160.0	—	—	—
Other	0.5	0.5	0.6	(0.2)	—
Net cash (used in) provided by investing activities	(146.5)	48.6	(134.2)	(179.3)	(150.6)

Financing activities
New borrowings, net of financing fees	(0.1)	(0.6)	1,624.9	1,447.8	681.4
Repurchase of common stock	(39.0)	(122.5)	—	—	—
Purchase of capped call options	(205.4)	—	—	—	—
Proceeds from employee stock option exercises	7.1	3.1	1.2	5.6	1.8
Principal payments on long term debt, including redemption premiums, and capital leases	(13.9)	(15.6)	(1,745.4)	(1,464.9)	(702.3)
Dividends paid	(8.1)	(8.2)	(9.0)	(8.8)	(8.2)
Net cash used in financing activities	(259.4)	(143.8)	(128.3)	(20.3)	(27.3)

Cash flow from discontinued operations
Net cash provided by (used in) operating activities	7.8	(27.5)	4.6	(15.0)	17.7
Net cash used in investing activities	—	—	—	—	(0.3)
Net cash provided by (used in) discontinued operations	7.8	(27.5)	4.6	(15.0)	17.4

Effect of exchange rate changes on cash and cash equivalents	2.5	(2.0)	1.6	2.6	(0.4)
(Decrease) increase in cash and cash equivalents	(130.3)	194.9	(5.8)	(9.8)	78.9
Cash and cash equivalents at beginning of period	609.8	414.9	420.7	430.5	351.6
Cash and cash equivalents at end of period	£479.5	£609.8	£414.9	£420.7	£430.5

Supplemental disclosure of cash flow information
Cash paid during the period for interest exclusive of amounts capitalized	£107.4	£83.3	£139.1	£109.0	£151.0

B1) QUARTERLY SEGMENT REVENUE AND CONTRIBUTION, TOTAL OCF AND OPERATING INCOME

(in £ millions) (unaudited)

	Three months ended
	December 31,	September 30,	June 30,	March 31,	December 31,
	2010	2010	2010	2010	2009
				(Adjusted)	(Adjusted)
Revenue
Consumer segment
Cable	£682.8	£662.6	£656.4	£640.0	£640.1
Mobile	148.3	143.5	136.3	131.9	139.0
Non-cable	20.7	20.1	18.8	17.6	17.0
Total	851.8	826.2	811.5	789.5	796.1
Business segment
Business	152.0	152.2	152.7	139.9	145.2

Total revenue	£1,003.8	£978.4	£964.2	£929.4	£941.3

Segment contribution
Consumer segment	£511.6	£500.9	£489.4	£480.5	£483.3
Business segment	90.0	89.1	87.6	76.1	87.1
Total segment contribution	601.6	590.0	577.0	556.6	570.4
Other operating and corporate costs	198.0	202.7	207.3	207.0	203.3
OCF (Total) (1)	403.6	387.3	369.7	349.6	367.1
Depreciation	254.3	244.4	246.5	242.5	227.8
Amortization	36.7	36.7	37.1	37.1	59.8
Goodwill and intangible asset impairments	—	—	—	—	4.7
Restructuring and other charges	41.6	4.5	6.5	0.4	9.8
Consolidated operating income	£71.0	£101.7	£79.6	£69.6	£65.0

(1)          OCF (Total) is a non-GAAP financial measure.  See Appendix F for a discussion of the use of OCF (Total) as a non-GAAP financial measure and the reconciliation of OCF (Total) to GAAP operating income before depreciation, amortization, goodwill and intangible asset impairments and restructuring and other charges.

B2) QUARTERLY COSTS AND EXPENSES

(in £ millions) (unaudited)

	Three months ended
	December 31,	September 30,	June 30,	March 31,	December 31,
	2010	2010	2010	2010	2009
				(Adjusted)	(Adjusted)
Costs and expenses
Operating costs
Consumer cost of sales	266.0	£250.1	£248.5	£233.2	£247.5
Business cost of sales	44.8	46.8	47.8	44.9	42.0
Network and other operating costs (1)	97.7	98.7	97.8	98.7	90.1
Total operating costs	£408.5	£395.6	£394.1	£376.8	£379.6

Selling, general and administrative expenses
Employee and outsourcing costs (2)	£119.7	£112.8	£119.5	£116.5	£117.9
Marketing costs (3)	32.6	36.7	39.7	38.7	31.5
Facilities (4)	8.3	15.9	15.9	17.0	18.5
Other (5)	31.1	30.1	25.3	30.8	26.7
Total selling, general and administrative expenses	£191.7	£195.5	£200.4	£203.0	£194.6

(2)          Network and other operating costs includes costs associated with the provision of the network and operating platforms including associated employee, outsourcing and facilities costs and certain other operating expenses.

(2)          Employee and outsourcing costs includes remuneration and benefits, temporary and contract staff, training and stock-based compensation costs together with costs of all major outsourced business activities.

(3)          Marketing costs includes advertising, brand costs, agency fees, support and research, public relations and internal communications costs.

(4)          Facilities costs include building costs, service costs, repairs and maintenance and utilities costs.

(5)          Other costs include billing, collections and bad debt, IT, legal and professional, license, insurance, and other indirect costs.

C1) CONSUMER OPERATIONS STATISTICS

(data in 000’s)

	Three months ended
	December 31,	September 30,	June 30,	March 31,	December 31,
	2010	2010	2010	2010	2009
Consumer products (1)
Opening products (2)	13,486.5	13,386.6	13,265.8	13,033.5	12,804.6
Net product adds (3)	121.4	99.9	120.8	232.3	228.9
Closing Consumer products	13,607.9	13,486.5	13,386.6	13,265.8	13,033.5

Consumer products (1)
Telephone
Cable	4,161.7	4,161.0	4,175.3	4,178.0	4,146.6
Non-cable	169.6	161.2	154.4	147.6	139.8
	4,331.3	4,322.2	4,329.7	4,325.6	4,286.4

Television (2)	3,778.8	3,766.7	3,751.9	3,729.6	3,693.9
Digital TV	3,759.6	3,745.9	3,728.7	3,702.8	3,656.2
Analogue TV (2)	19.2	20.8	23.2	26.8	37.7

Broadband
Cable	4,011.1	3,969.8	3,936.0	3,910.1	3,837.8
Non-cable	275.9	273.1	271.8	269.6	265.7
	4,287.0	4,242.9	4,207.8	4,179.7	4,103.5
Mobile (1)
Contract	1,210.8	1,154.7	1,097.2	1,030.9	949.7

Total Consumer products	13,607.9	13,486.5	13,386.6	13,265.8	13,033.5

Net Consumer product adds (1) (3)
Telephone
Cable	0.7	(14.3)	(2.7)	31.4	26.6
Non-cable	8.4	6.8	6.8	7.8	14.9
	9.1	(7.5)	4.1	39.2	41.5

Television	12.1	14.8	22.3	35.7	34.2
Digital TV	13.7	17.2	25.9	46.6	56.9
Analogue TV	(1.6)	(2.4)	(3.6)	(10.9)	(22.7)

Broadband
Cable	41.3	33.8	25.9	72.3	63.6
Non-cable	2.8	1.3	2.2	3.9	12.5
	44.1	35.1	28.1	76.2	76.1
Mobile (1)
Contract	56.1	57.5	66.3	81.2	77.1

Net Consumer product adds in period	121.4	99.9	120.8	232.3	228.9

(1)          The operating statistics relating to prepay mobile are included within Mobile Operations Statistics, as described elsewhere in this earnings release. Mobile contract includes both mobile broadband and mobile service contracts. Mobile contract net adds in Q2-10 included 9,300 customers who have been taking contract services since joining but had previously been recorded as prepay customers. A corresponding reduction is included in prepay net adds in the Q2-10.

(2)          As part of our analogue switch off programme during Q1-10 we identified 49,300 analogue customers as of December 31, 2009 that we do not expect to convert to digital products and services and do not receive any directly billable services from us. We have removed these customers from our customer and ATV product numbers for all periods presented.

(3)          During the second half of the year, we reviewed our credit and collection reporting processes and aligned the way we measure disconnections with our underlying operational process. As a result, we estimate that reported gross disconnects decreased by 6,300 customers, representing 15,300 products, and 4,900 customers, representing 11,000 products, during the third and fourth quarters of 2010, respectively.

C2) CABLE OPERATIONS STATISTICS (excluding Non-cable and Mobile Operations)

(data in 000’s except percentages, products/Customer and ARPU)

	Three months ended
	December 31,	September 30,	June 30,	March 31,	December 31,
	2010	2010	2010	2010	2009
Customers
Opening Customers (1)	4,783.0	4,768.9	4,761.8	4,723.5	4,694.9
Gross adds	206.6	236.0	188.6	193.1	198.6
Gross disconnects (2)	(189.5)	(221.9)	(181.5)	(154.8)	(170.0)
Net customer adds	17.1	14.1	7.1	38.3	28.6
Closing Customers (1)	4,800.1	4,783.0	4,768.9	4,761.8	4,723.5

Monthly Cable customer churn %(1)	1.3%	1.6%	1.3%	1.1%	1.2%

Products
Opening products (1)	11,897.5	11,863.2	11,817.7	11,678.3	11,553.9
Net product adds (2)	54.1	34.3	45.5	139.4	124.4
Closing products (1)	11,951.6	11,897.5	11,863.2	11,817.7	11,678.3

Net product adds
Telephone	0.7	(14.3)	(2.7)	31.4	26.6
Television	12.1	14.8	22.3	35.7	34.2
DTV	13.7	17.2	25.9	46.6	56.9
ATV	(1.6)	(2.4)	(3.6)	(10.9)	(22.7)
Broadband	41.3	33.8	25.9	72.3	63.6
Total Net product adds (2)	54.1	34.3	45.5	139.4	124.4

Products
Telephone	4,161.7	4,161.0	4,175.3	4,178.0	4,146.6
Television (1)	3,778.8	3,766.7	3,751.9	3,729.6	3,693.9
DTV	3,759.6	3,745.9	3,728.7	3,702.8	3,656.2
ATV (1)	19.2	20.8	23.2	26.8	37.7
Broadband	4,011.1	3,969.8	3,936.0	3,910.1	3,837.8
Total products (1)	11,951.6	11,897.5	11,863.2	11,817.7	11,678.3

Products / Customer (1)	2.49	2.49	2.49	2.48	2.47

Bundled Customers
Dual products	1,103.1	1,120.8	1,140.1	1,158.9	1,182.5
Triple products	3,024.2	2,996.9	2,977.1	2,948.6	2,886.2
Percentage of dual or triple products (1)	86.0%	86.1%	86.3%	86.3%	86.1%
Percentage of triple products (1)	63.0%	62.7%	62.4%	61.9%	61.1%

Cable ARPU (1) & (3)	£47.51	£46.38	£45.88	£45.01	£45.28
ARPU calculation:
Cable revenue (millions)	£682.8	£662.6	£656.4	£640.0	£640.1
Average customers (1)	4,790.0	4,763.4	4,768.8	4,739.5	4,712.6

(1)          As part of our analogue switch off programme during Q1-10 we identified 49,300 analogue customers as of December 31, 2009 that we do not expect to convert to digital products and services and do not receive any directly billable services from us. We have removed these customers from our customer and ATV product numbers for all periods presented.

(2)          During the second half of the year, we reviewed our credit and collection reporting processes and aligned the way we measure disconnections with our underlying operational process.  As a result, we estimate that reported gross disconnects decreased by 6,300 customers, representing 15,300 products, and 4,900 customers, representing 11,000 products, during the third and fourth quarters of 2010, respectively.

(3)          Cable monthly ARPU is calculated on a quarterly basis by dividing total revenue generated from the provision of telephone, television and internet services to customers who are directly connected to our network in that period together with revenue generated from our customers using our virginmedia.com website, exclusive of VAT, by the average number of customers directly connected to our network in that period divided by three.

C3) NON-CABLE OPERATIONS STATISTICS

(data in 000’s)

	Three months ended
	December 31,	September 30,	June 30,	March 31,	December 31,
	2010	2010	2010	2010	2009
Customers
Opening Customers	274.0	272.6	270.6	267.2	255.2
Net customer adds	2.7	1.4	2.0	3.4	12.0
Closing Customers	276.7	274.0	272.6	270.6	267.2

Products
Opening products
Telephone	161.2	154.4	147.6	139.8	124.9
Broadband	273.1	271.8	269.6	265.7	253.2
	434.3	426.2	417.2	405.5	378.1

Net product adds
Telephone	8.4	6.8	6.8	7.8	14.9
Broadband	2.8	1.3	2.2	3.9	12.5
	11.2	8.1	9.0	11.7	27.4

Closing products
Telephone	169.6	161.2	154.4	147.6	139.8
Broadband	275.9	273.1	271.8	269.6	265.7
	445.5	434.3	426.2	417.2	405.5

C4) MOBILE OPERATIONS STATISTICS

(data in 000’s)

	Three months ended
	December 31,	September 30,	June 30,	March 31,	December 31,
	2010	2010	2010	2010	2009
Contract Customers(1)
Opening Contract Customers	1,154.7	1,097.2	1,030.9	949.7	872.6
Net contract customer adds (3)	56.1	57.5	66.3	81.2	77.1
Closing Contract Customers(1)	1,210.8	1,154.7	1,097.2	1,030.9	949.7

Prepay Customers(2)
Opening Prepay Customers	1,912.3	1,976.2	2,028.9	2,225.0	2,323.3
Net prepay customer adds (3)	(54.2)	(63.9)	(52.7)	(196.1)	(98.3)
Closing Prepay Customers	1,858.1	1,912.3	1,976.2	2,028.9	2,225.0

Total Closing Customers(2)	3,068.9	3,067.0	3,073.4	3,059.8	3,174.7

Mobile ARPU (4)	£15.16	£15.01	£14.36	£13.70	£14.00
ARPU calculation:
Service revenue (millions)	£138.7	£138.6	£131.9	£127.7	£132.9
Average customers	3,050.0	3,077.7	3,061.8	3,106.3	3,164.4

(1)          Contract customers represents the number of contracts relating to either a mobile service or a mobile broadband contract.

(2)          Mobile customer information is for active customers. Prepay customers are defined as active customers if they have made an outbound call or text in the preceding 30 days. Contract customers are defined as active customers if they have entered into a contract with Virgin Mobile for a minimum 30-day period and have not been disconnected.

(3)          Contract net adds in Q2-10 includes 9,300 customers who have been taking contract services since joining but had previously been recorded as prepay customers. A corresponding reduction is included in prepay net adds in Q2-10.

(4)          Mobile ARPU is calculated on a quarterly basis by dividing service revenue (contract and prepay) for the period by the average number of active customers (contract and prepay) for the period, divided by three.

D)  FREE CASH FLOW CALCULATION

(in £ millions) (unaudited)

FCF is defined as OCF reduced by purchase of fixed and intangible assets, as reported in our statements of cash flows, and net interest expense, as reported in our statements of operations. See Appendix F for a discussion of the use of FCF as a non-GAAP financial measure and the reconciliation of FCF to GAAP net cash provided by operating activities.

	Three months ended
	December 31,	September 30,	June 30,	March 31,	December 31,
	2010	2010	2010	2010	2009
				(Adjusted)	(Adjusted)
Operating income before depreciation, amortization, goodwill and intangible asset impairments and restructuring and other charges (OCF)	403.6	387.3	369.7	349.6	367.1
Purchase of fixed and intangible assets	(150.4)	(150.5)	(146.0)	(181.5)	(155.5)
Interest expense (net)	(115.1)	(117.4)	(114.8)	(122.2)	(124.2)

Free Cash Flow (FCF)	138.1	119.4	108.9	45.9	87.4

E)  FIXED ASSET ADDITIONS (ACCRUAL BASIS)

(in £ millions) (unaudited)

Virgin Media is not a member of NCTA and is providing this information solely for comparative purposes. Certain comparative NCTA Fixed Asset Additions have been adjusted to conform with the current quarter’s presentation. NCTA Fixed Asset Additions have been revised to include the net impact of cable inventory additions previously reflected as Non NCTA Fixed Asset Additions in the appropriate NCTA category. Fixed Asset Additions (Accrual Basis) are from continuing operations. See Appendix F for a discussion of the use of Fixed Asset Additions (Accrual Basis) as a non-GAAP financial measure and the reconciliation of Fixed Asset Additions (Accrual Basis) to GAAP purchase of fixed and intangible assets.

	Three months ended
	December 31,	September 30,	June 30,	March 31,	December 31,
	2010	2010	2010	2010	2009
				(Adjusted)	(Adjusted)
NCTA Fixed Asset Additions
CPE	50.9	65.8	72.5	61.9	65.4
Scaleable infrastructure	45.0	50.3	52.0	44.1	57.4
Commercial	19.6	22.2	22.5	22.0	19.9
Line extensions	1.0	2.9	6.5	5.0	5.6
Upgrade/rebuild	5.2	7.3	7.5	8.0	10.0
Support capital	18.4	25.5	29.2	31.2	42.1
Total NCTA Fixed Asset Additions	140.1	174.0	190.2	172.2	200.4
Non NCTA Fixed Asset Additions	1.2	0.3	0.7	0.5	0.9
Total Fixed Asset Additions (Accrual Basis)	141.3	174.3	190.9	172.7	201.3

Fixed assets acquired under capital leases	(23.9)	(40.8)	(24.7)	(7.4)	(8.7)
Changes in liabilities related to:
Fixed Asset Additions (Accrual Basis)	33.0	17.0	(20.2)	16.2	(37.1)
Total Purchase of Fixed and Intangible Assets	150.4	150.5	146.0	181.5	155.5

Comprising:
Purchase of Fixed Assets	150.4	150.5	146.0	181.5	155.6
Purchase of Intangible Assets	—	—	—	—	(0.1)
	150.4	150.5	146.0	181.5	155.5

F)  USE OF NON-GAAP FINANCIAL MEASURES AND RECONCILIATIONS TO GAAP

Virgin Media uses certain financial measures with a view to providing investors with a better understanding of the operating results and underlying trends to measure past and future performance and liquidity. These measures which are not calculated and presented in accordance with U.S. generally accepted accounting principles (“GAAP”) are defined as follows:

•                  OCF or OCF (Total) is operating income before depreciation, amortization, goodwill and intangible asset impairments and restructuring and other charges.

•                  Free Cash Flow (FCF) is OCF reduced by purchase of fixed and intangible assets, as reported in our statements of cash flows, and net interest expense, as reported in our statements of operations. Our definition of FCF excludes the impact of working capital fluctuations and restructuring costs.

•                  Fixed Asset Additions (Accrual Basis) is the purchase of fixed and intangible assets as measured on an accrual basis, excluding asset retirement obligation related assets.

•                  Net debt is long term debt inclusive of current portion, less cash and cash equivalents.

Our management considers OCF is an important indicator of our operational strength and performance during the relevant periods. This measure excludes the impact of costs and expenses that do not directly affect our cash flows. Other charges, including restructuring charges, are also excluded from this measure as management believes they are not characteristic of our underlying business operations.   Our management considers FCF as a helpful measure in assessing our liquidity and prospects for the future. We believe FCF is useful to investors as a basis for comparing our performance and coverage ratios and is an additional way of viewing aspects of our operations that provide a more complete understanding of factors and trends affecting our business. Our management considers Fixed Asset Additions (Accrual Basis) an important component in evaluating our liquidity and financial condition since purchases of fixed assets are a necessary component of ongoing operations. Our management considers net debt is a measure that is helpful for understanding our debt funding obligations.

Some of the significant limitations associated with the use of OCF as compared to operating income are that OCF does not consider the amount of required reinvestment in depreciable fixed assets and ignores the impact on our results of operations of items that management believes are not characteristic of our underlying business operations. FCF should not be understood to represent our ability to fund discretionary amounts, as we have various contractual obligations which are not deducted to arrive at FCF. The significant limitations associated with the use of Fixed Asset Additions (Accrual Basis) as compared to purchase of fixed and intangible assets is that Fixed Asset Additions (Accrual Basis) excludes timing differences from payments of liabilities, including finance leases, related to purchase of fixed assets and purchase of intangible assets. We exclude these amounts from Fixed Asset Additions (Accrual Basis) because timing differences from payments of liabilities, including the use of finance leases, are more related to the cash management treasury function than to our management of fixed asset purchases for long term operational performance and liquidity. We compensate for the limitation by separately measuring and forecasting working capital. The significant limitation associated with the use of net debt as compared to long term debt, net of current portion, is that net debt includes the current portion of long term debt. This measure also assumes that all of the cash and cash equivalents are available to service debt.

OCF is most directly comparable to the GAAP financial measure operating income. FCF is most directly comparable to the GAAP financial measure net cash provided by operating activities. Fixed Asset Additions (Accrual Basis) is most directly comparable to the GAAP financial measure purchase of fixed and intangible assets, as reported in our statements of cash flows. Since these measures are not calculated in accordance with GAAP, they should not be considered as substitutes for operating income, net cash provided by operating activities and purchase of fixed and intangible assets, respectively. Net Debt is most directly comparable to the GAAP financial measure long term debt (net of current portion). Because non-GAAP financial measures are not standardized, it may not be possible to compare our OCF, FCF, Fixed Asset Additions (Accrual Basis) or Net Debt with other companies’ non-GAAP financial measures that have the same or similar names.

The presentation of this supplemental information is not meant to be considered in isolation or as a substitute for other measures of financial performance reported in accordance with GAAP. These non-GAAP financial measures reflect an additional way of viewing aspects of our operations that, when viewed with our GAAP results and the accompanying reconciliations to corresponding GAAP financial measures, provide a more complete understanding of factors and trends affecting our business. We encourage investors to review our financial statements and publicly-filed reports in their entirety and to not rely on any single financial measure. As indicated in the tables, certain prior period amounts have been adjusted to reflect the disposal of VMTV.

The following tables present the reconciliations of OCF, FCF and fixed asset additions (accrual basis) and Net Debt to their nearest measure of financial performance in accordance with GAAP.

Reconciliation of operating income before depreciation, amortization, goodwill and intangible asset impairments and restructuring and other charges (OCF) to GAAP operating income

(in £ millions) (unaudited)

	Last twelve
	months ended	Three months ended
	December 31,	December 31,	September 30,	June 30,	March 31,
	2010	2010	2010	2010	2010
					(Adjusted)
Operating income before depreciation, amortization, goodwill and intangible asset impairments and restructuring and other charges (OCF)	1,510.2	403.6	387.3	369.7	349.6

Reconciling items
Depreciation and amortization	(1,135.3)	(291.0)	(281.1)	(283.6)	(279.6)
Goodwill and intangible asset impairments	—	—	—	—	—
Restructuring and other charges	(53.0)	(41.6)	(4.5)	(6.5)	(0.4)
Operating income	321.9	71.0	101.7	79.6	69.6

	Last twelve
	months ended	Three months ended
	December 31,	December 31,	September 30,	June 30,	March 31,
	2009	2009	2009	2009	2009
	(Adjusted)	(Adjusted)	(Adjusted)	(Adjusted)	(Adjusted)
Operating income before depreciation, amortization, goodwill and intangible asset impairments and restructuring and other charges (OCF)	1,348.9	367.1	349.0	327.5	305.3

Reconciling items
Depreciation and amortization	(1,171.8)	(287.6)	(296.3)	(294.5)	(293.4)
Goodwill and intangible asset impairments	(4.7)	(4.7)	—	—	—
Restructuring and other charges	(40.4)	(9.8)	(1.6)	(23.6)	(5.4)
Operating income	132.0	65.0	51.1	9.4	6.5

Reconciliation of Free Cash Flow (FCF) to GAAP net cash provided by operating activities

(in £ millions) (unaudited)

	Last twelve
	months ended	Three months ended
	December 31,	December 31,	September 30,	June 30,	March 31,
	2010	2010	2010	2010	2010
					(Adjusted)

Free Cash Flow (FCF)	412.3	138.1	119.4	108.9	45.9

Reconciling items (see Note below):
Purchase of fixed and intangible assets	628.4	150.4	150.5	146.0	181.5
Changes in operating assets and liabilities	(2.7)	4.4	(0.7)	35.0	(41.4)
Non-cash compensation	29.4	8.0	6.2	7.9	7.3
Non-cash interest	40.1	8.5	34.2	(13.5)	10.9
Share of net income of affiliates	14.7	0.1	6.0	5.1	3.5
Realized foreign exchange (losses) gains	(123.4)	(1.6)	0.2	(88.8)	(33.2)
Realized gains (losses) on derivatives	68.2	(3.4)	(6.4)	52.5	25.5
Restructuring and other charges	(53.0)	(41.6)	(4.5)	(6.5)	(0.4)
Income taxes	23.0	2.2	14.0	4.4	2.4
Other	0.6	0.2	0.7	(0.5)	0.2
Net cash provided by operating activities	1,037.6	265.3	319.6	250.5	202.2

	Last twelve
	months ended	Three months ended
	December 31,	December 31,	September 30,	June 30,	March 30,
	2009	2009	2009	2009	2009
	(Adjusted)	(Adjusted)	(Adjusted)	(Adjusted)	(Adjusted)

Free Cash Flow (FCF)	332.0	87.4	109.9	79.3	55.4

Reconciling items (see Note below):
Purchase of fixed and intangible assets	568.0	155.5	120.4	147.9	144.2
Changes in operating assets and liabilities	(23.2)	20.1	(43.1)	37.4	(37.6)
Non-cash compensation	19.4	7.4	6.1	1.2	4.7
Non-cash interest	51.3	(17.8)	87.6	(0.8)	(17.7)
Share of net income of affiliates	1.7	—	1.1	0.6	—
Realized foreign exchange (losses)/gains	(39.8)	(16.7)	(3.1)	(20.9)	0.9
Realized gains/(losses) on derivatives	18.8	9.0	2.5	5.3	2.0
Restructuring and other charges	(40.4)	(9.8)	(1.6)	(23.6)	(5.4)
Income taxes	5.3	2.5	1.7	0.8	0.3
Other	0.4	2.2	0.3	(0.9)	(1.2)
Net cash provided by operating activities	893.5	239.8	281.8	226.3	145.6

Reconciliation of Fixed Asset Additions (Accrual Basis) to GAAP purchase of fixed and intangible assets

(in £ millions) (unaudited)

	Three months ended
	December 31,	September 30,	June 30,	March 31,	December 31,
	2010	2010	2010	2010	2009
				(Adjusted)	(Adjusted)

Fixed Asset Additions (Accrual Basis)	141.3	174.3	190.9	172.7	201.3

Fixed assets acquired under capital leases	(23.9)	(40.8)	(24.7)	(7.4)	(8.7)
Changes in liabilities related to fixed asset additions	33.0	17.0	(20.2)	16.2	(37.1)
Total Purchase of Fixed and Intangible Assets	150.4	150.5	146.0	181.5	155.5
Comprising:
Purchase of fixed assets	150.4	150.5	146.0	181.5	155.6
Purchase of intangible assets	—	—	—	—	(0.1)
	150.4	150.5	146.0	181.5	155.5

	Year ended
	December 31,
	2010	2009
		(Adjusted)

Fixed Asset Additions (Accrual Basis)	679.2	651.5

Fixed assets acquired under capital leases	(96.8)	(34.4)
Changes in liabilities related to fixed asset additions	46.0	(49.1)
Total Purchase of Fixed and Intangible Assets	628.4	568.0
Comprising:
Purchase of fixed assets	628.4	567.9
Purchase of intangible assets	—	0.1
	628.4	568.0

Reconciliation of Net Debt to GAAP long term debt (net of current portion)

(in £ millions) (unaudited)

	December 31,	December 31,
	2010	2009

Net debt	5,540.9	5,544.2

Current portion of long term debt	(222.1)	(41.2)
Cash & cash equivalents	479.5	430.5
Long term debt (net of current portion)	5,798.3	5,933.5

Net Debt / Annualized OCF:

(in £ millions) (unaudited)

	Three months ended
	December 31,	December 31,
	2010	2009
		(Adjusted)

Net debt	5,540.9	5,544.2

Quarterly OCF	403.6	367.1
Annualized OCF (OCFx4)	1,614.4	1,468.4
Net debt / Annualized OCF	3.4	3.8